Exhibit 2.1

21260435v15

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 1, 2022, is entered into by and among Sunbelt Group LLC, a Tennessee limited liability company (“Seller”), A. Mark Slater, Jr., a Tennessee resident (“Principal”), and Rains Agency Inc., a Tennessee corporation (“Buyer”).

WHEREAS, Seller is engaged in the business of selling personal and commercial property, casualty, life, and health insurance;

WHEREAS, Seller owns the Assets (as hereinafter defined), which Seller uses in the operation of such business;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth;

WHEREAS, Principal is the sole member of Seller and is entering into this Agreement to provide certain non-competition, indemnification, and other representations and warranties to, and covenants with, Buyer as a material inducement for Buyer to enter into this Agreement; and

WHEREAS, Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

A.Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article A:
1.“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment related to the Business and the full benefit of all security for such accounts or rights to payment, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.
2.“Assets” is defined in Section B.1.
3.“Assigned Bank Accounts” means those certain deposit accounts with SmartBank known as account no. 1090216845 and with Northwest Georgia Bank known as account no. 0324827406.

4.“Assumed Liabilities” is defined in Section B.3.
5.“Benefit Plan” is defined in Section C.10.
6.“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that in no event shall such efforts require the institution of litigation to achieve such result.
7.“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
8.“Business” means Seller’s business and related or supporting activities regarding the sale of Insurance Products.
9.“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tennessee are permitted or required to be closed.
10.“Carrier” means an insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, or other risk assuming entity or association.
11.“Carrier Contract” means a Contract with a Carrier pursuant to which Seller is permitted to act as an agent for the purposes of selling or representing such Carrier’s products and services.
12.“Change of Control” is defined in Section B.4.d.
13.“Client” means, any Person at any time that the Seller has sold or quoted an Insurance Product to or otherwise derived income or revenue from related to the Business.
14.“Client Information” means all lists and Records of current, past, or prospective Clients used or held by Seller or any producer, employee, or independent contractor, for, or in connection with, the Business or the Assets.
15.“Closing Date” means the date on which the “Closing,” (as defined in Section B.6) actually takes place.
16.“Closing Date Indebtedness” is defined in Section B.4.a.
17.“Code” means the Internal Revenue Code of 1986, as amended and in effect as of the Closing Date.
18.“Confidential Information” is defined in Section J.1.
19.“Consent” means any third-party approval, consent, ratification, waiver, or other authorization.
20.“Contemplated Transactions” means all the transactions contemplated by this Agreement.
21.“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, related to the Business.
22.“Deferred Payment” is defined in Section B.4.c.
23.“Enforceability Exceptions” means bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
24.“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement,

encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
25.“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect on or prior to the Closing Date.
26.“Excluded Assets” is defined in Section B.2.
27.“Excluded Liabilities” is defined in Section B.3.b.
28.“Financial Statements” is defined in Section C.3.
29.“Fraudulent Misrepresentation” means any grossly negligent or intentional fraud or misrepresentation of Principal in respect of the representations or warranties expressly contained in this Agreement.
30.“GAAP” means generally accepted accounting principles for financial reporting in the United States in effect at the applicable time, consistently applied by Seller.
31.“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
32.“Governmental Authorization” means any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
33.“Governmental Body” means any:
a.nation, state, county, city, town, borough, village, district, or other jurisdiction;
b.federal, state, local, municipal, foreign, or other government;
c.governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);
d.multinational organization or body;
e.body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power; or
f.official of any of the foregoing.

27.“Insurance Product” means a product provided by a Carrier whereby such Carrier undertakes to pay or indemnify another Person as to loss from certain specified contingencies or perils called “risks” or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as a surety, including, without limitation, reinsurance agreements, property and casualty insurance products, accident and health insurance products, life insurance products, surety bonds, specialty risk insurance programs, and any other insurance or reinsurance product related to the acceptance of risk or commitment to pay or indemnify another for specific types of losses offered by Seller to any Client during the three (3) year period prior the Closing Date.
28.“Intangible Personal Property” means a claim, interest (other than an interest in Tangible Personal Property) or right, including, without limitation, all right, title, and interest in and to all Seller documents, Contracts, Governmental Authorizations, approvals, Consents, licenses, accounts receivable, goodwill, and any other type of personal property that used in connection with the Business that is not Tangible Personal Property.
29.“Intellectual Property Assets” means all intellectual property used in connection with the Business, including (a) the Sunbelt Insurance name, all assumed fictional business names, trade names, trade dress, logos, and registered and unregistered trademarks and service marks, and all applications for the foregoing, (collectively, “Marks”), together with all adaptations, derivations, and combinations thereof; (b) all know-how, trade secrets, confidential or proprietary information, Client Information, customer lists, Software, technical information, and data of Seller used in connection with the Business (collectively, “Trade Secrets”); and (c) all rights of Seller in internet web sites, email accounts, social media accounts, and internet domain names used in connection with the Business.
30.“IRS” means the United States Internal Revenue Service and, to the extent applicable, the United States Department of the Treasury.
31.“Knowledge,” means (a) for an individual, actual knowledge after due investigation or inquiry, (b) for Seller, the actual knowledge of Principal, Ed Lambert, or Carolyn Kell, after due investigation or inquiry, and (c) for Buyer, the actual knowledge of William Y. Carroll, Jr., after due investigation or inquiry.
32. “Lease” means any lease of real property or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which Seller is a party pertaining to the leasing or use of any Tangible Personal Property.
33.“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty, in each case, as in effect on or prior to the Closing Date.
34.“Liability” means with respect to any Person, any liability or obligation of such Person of any kind or nature, debts, losses, damage, demand, fine, judgment, penalty, adverse claims, fee, assessment, duty, charge, deficiency, commitments, responsibilities, and Taxes, whether known or unknown, absolute or contingent, accrued or accrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Legal Requirement or Proceeding and those arising under any Contract, including any Tax liability or tort liability.
35.“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse (individually or in the aggregate), or would reasonably be expected to become materially adverse (individually or in the aggregate), to (a) the business, results of operations, financial condition, prospects or assets of Seller, (b) the value of the Assets, or (c) the ability of Seller to consummate the Transaction on a timely basis; provided, however, that Material Adverse Effect does not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.
36.“Office Lease” means that certain Lease by and between Buyer and the owner of the real property located at 114 Lee Parkway Drive, Chattanooga, TN currently utilized by Seller as an office for the Business (the “Office”).
37.“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
38.“Ordinary Course of Business” means an action taken that is consistent in nature, scope, and magnitude with the past practices of Seller with regard to the Business and is taken in the ordinary course of the normal, day-to-day operations of the Business.
39.“Permitted Encumbrances” means (a) liens for Taxes other governmental charges not yet due and payable or due but not delinquent or being contested in good faith; (b) easements, rights of way, zoning ordinances and other similar encumbrances affecting the leased real property; (c) liens arising under original purchase price conditional sales contracts and equipment leases entered into in the ordinary course of business, that are not, individually or in the aggregate, material to the Business; (d) liens arising by operation of law by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law and, in the case of Seller, which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, any of the properties or assets of Seller; or (e) liens created by any act of the Buyer.
40.“Person” means an individual, a partnership, a corporation, a business trust, a limited liability company, a limited liability partnership, a joint stock company, a trust, an unincorporated association, a joint venture, or any other entity or a Governmental Body.
41.“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
42.“Purchase Price” is defined in Section B.4.
43.“Records” means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
44.“Seller Contract” means any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or Liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

45.“Seller Fundamental Representations” means those representations and warranties set forth in Section C.1 (Organization, Good Standing), Section C.2 (Enforceability; Authority; No Conflict), Section C.6 (Title to Assets) and Section C.19 (Brokers and Finders).
46.“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons and all files, data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.
47.“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
48.“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, spare parts, materials, and other items of Tangible Personal Property of every kind used in the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.
49.“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, real property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
50.“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
B.Sale and Transfer of Assets; Closing.
1.Assets to be Sold.  On the terms and subject to the conditions in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, all of Seller’s right, title, and interest in and to all of the assets, properties, and rights of every nature, kind, and description, tangible and intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise and whether now existing or hereinafter acquired, relating to or used or held for use in the operation of the Business including, without limitation, the following (but excluding the Excluded Assets):
a.the Tangible Personal Property listed in Schedule B.1.a;
b.all Accounts Receivable, any cash or cash equivalents assigned to a payable related to an Assumed Liability, the Assigned Bank Accounts, and any deposits, prepayments, or other amounts held by Seller on behalf of any third-party listed in Schedule B.1.b;

c.all Seller Contracts, including all Carrier Contracts, to the extent transferable to Buyer listed in Schedule B.1.c (the “Assumed Contracts”);
d.all rights to operate the Business as a going concern;
e.all rights of Seller under any non-competition provisions or similar restrictive covenants in any employment agreements with current or former employees or independent contractors of the Business, in each case to the extent transferable to Buyer;
f.all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;
g.all data and Records related to the Business and operations of Seller, including the Client Information listed in Schedule B.1.g, and any other client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records;
h.all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date;
i.all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, and contingent or noncontingent;
j.all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;
k.all of the Intangible Personal Property of Seller, including the Intellectual Property Assets listed in Schedule B.1.k, associated goodwill, going concern value, and the telephone, telecopy, and listings used in connection with the Business and the Assets; and
l.all other properties and assets of every kind, character, and description, tangible or intangible, owned by Seller and used or held for use in connection with the Business, whether or not similar to the items specifically set forth above.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section B.3.

2.Excluded Assets.   Notwithstanding anything to the contrary contained herein, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing:
a.except for the Assigned Bank Accounts and any Asset listed in Section B.1.b, all cash, cash equivalents, bank accounts, and short-term investments of Seller;

b.all minute books, membership Records, and corporate seals;
c.all personnel Records and other Records that Seller is required by law to retain in its possession;
d.all claims for refunds, credits or deductions with respect to Taxes and other governmental charges of whatever nature, and all Tax assets of any kind or nature;
e.all rights in connection with and assets of the Benefit Plans; and
f.all rights of Seller under this Agreement;
g.Seller’s ownership interest in SAS TN, LLC (“SAS”) and Seller’s related rights to return of the $30,000 capital contributed by Seller to SAS, if and when returned by SAS; and
h.the assets expressly designated on Schedule B.2.
3.Liabilities.
a.Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the Liabilities of Seller listed on Schedule B.3 (the “Assumed Liabilities”).  Buyer shall timely pay, perform and discharge in the ordinary course of business all of the Assumed Liabilities.
b.Except with respect to the Assumed Liabilities, it is understood and agreed that under no circumstance does Buyer assume or agree to pay, perform, or discharge any liability, debt, obligation, commitment, contract, penalty, cost, expense, or claim whatsoever of Seller, or any affiliate of Seller, whether accrued, unaccrued, absolute, fixed, contingent, liquidated, unliquidated, recorded, unrecorded, known, unknown, or otherwise, and whether or not set forth or described in the Schedules (collectively, the “Excluded Liabilities”).
4.Consideration.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Seller set forth herein, in consideration of the sale and delivery of the Assets by Seller to Buyer and assumption of the Assumed Liabilities, Buyer shall pay to or for the benefit of Seller the sum of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the “Purchase Price”).  Buyer shall deliver the Purchase Price to Seller as follows:
a.At Closing, Buyer shall pay, by wire transfer of immediately available funds on behalf of Seller, the indebtedness of Seller (the “Closing Date Indebtedness”) listed on Schedule B.4, all of which will be made pursuant to each payoff letter that is delivered to Buyer prior to the Closing;
b.At Closing, Buyer shall deliver an aggregate amount equal to (A) Five Million Two Hundred Thousand Dollars ($5,200,000.00), minus (B) an aggregate amount of Three Million Three Hundred Sixty Three Thousand Two Hundred Eighty Three Dollars and 20/100 ($3,363,283.20), payable pursuant to the Omnibus Book of Business Purchase Agreements by wire transfer of immediately available funds in each case as set forth therein; and
c.On the first (1st) and second (2nd) year anniversaries of the Closing, Buyer shall pay (i) to Seller and (ii) to the key persons as set forth in the Omnibus Book of Business Purchase Agreements, applicable cash payments in the aggregate amount of Six Hundred Fifty Thousand Dollars ($650,000.00) (each a “Deferred Payment” and collectively, the “Deferred Payments”) by wire transfer of immediately available funds in accordance with Seller’s instructions.  Notwithstanding the foregoing,

Buyer shall pay the Deferred Payments immediately upon the occurrence of the following events (each, constituting a “Change of Control”): (a) a merger or consolidation of Buyer or the parent of Buyer with or into another company or entity (except for a merger or consolidation in which the holders of shares of common stock or equivalent equity interests of Buyer or the parent of Buyer immediately prior to such merger or consolidation continue to hold, directly or indirectly, greater than fifty percent (50%) of the outstanding voting power of such surviving company or other entity); (b) the sale, lease, exclusive license, conveyance or transfer of all or substantially all of the assets of Buyer, considered as a whole, to any entity of which Buyer does not own (or its equity holders immediately prior to such transaction do not own), directly or indirectly, greater than fifty percent (50%) of the voting power thereof; or (c) any purchase of shares of capital stock or equivalent equity interests of Buyer or the parent of Buyer (either through a negotiated purchase or a tender for such securities) by any party or group that did not beneficially own, directly or indirectly, one third (1/3) of the voting power of the shares of outstanding common stock or equivalent equity interests of Buyer on the date hereof, the effect of which is that such party or group beneficially owns greater than fifty percent (50%) of such voting power immediately after such purchase.  Buyer may not assign its obligations under this Section B.4.iii without the prior written consent of Seller and Principal.
5.Allocation.  The Purchase Price shall be allocated in accordance with Schedule B.5.  After the Closing, the parties shall make consistent use of the allocations specified in Schedule B.5 for all Tax purposes and in all filings, declarations, and reports and shall timely and appropriately file Form 8594 with the Internal Revenue Services in accordance with such allocation.
6.Closing.  The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel, Young Williams & Ward, PC, at 300 Montvue Road, Knoxville, Tennessee 37919, or remotely by means of electronic mail or other electronic communication on or around September 1, 2022, or such other time and place as the Parties mutually agree (the “Closing Date”).  The Closing shall be deemed to be effective as of 12:01 AM EST on the Closing Date.
7.Assigned Bank Account Adjustment.  Seller shall receive a credit (or assessed a debit) at Closing equal to the aggregate cash balance in the Assigned Bank Accounts after accounting for (a) amounts related to accounts payable comprising part of the Assumed Liabilities and (b) any tendered but uncleared credits or debits (the “Excess Cash / Cash Deficit”).  Excess Cash / Cash Deficit shall be calculated in accordance with the formula set forth on Schedule B.7.  If any party determines following the Closing Date that the calculation of Excess Cash / Cash Deficit was incorrect, Seller, Principal and Buyer, as applicable covenant and agree to remit, with reasonable promptness, any amount owed to the other to correct such error.
8.Closing Obligations.  The Buyer and Seller shall have the following obligations with respect to the Closing:
a.Seller Delivery of Documents. In addition to any other documents to be delivered under other provisions of this Agreement, Seller shall deliver to Buyer at Closing:
i.a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit B.8.a.i (the “Bill of Sale”) executed by Seller;
ii.an assignment of all of the Assets that are Assumed Contracts or Intangible Personal Property in the form of Exhibit B.8.a.ii, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

iii.assignments of all Intellectual Property Assets and Intangible Personal Property in the form of Exhibit B.8.a.iii (the “Assignment of Intellectual Property”) executed by Seller;
iv.payoff letters relating to the Closing Date Indebtedness containing releases of all Encumbrances on the Assets, other than Permitted Encumbrances;
v.Omnibus Book of Business Purchase Agreements, executed by Carolyn Kell, Joe Buckley, Ed Lambert and Benny Patterson (the “Book of Business Purchase Agreements”);
vi.employment agreements in the form of Collective Exhibit B.8.a.vi, executed by Principal, Ed Lambert and Carolyn Kell (the “Employment Agreements”);
vii.the Office Lease executed by the landlord of the Office in the form of Exhibit B.8.a.vii;
viii.such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
ix.the written consents of third parties (or waivers with respect thereto) as set forth on Exhibit B.8.ix with respect to any assignment of any Assumed Contract that will result from the consummation of the Contemplated Transactions;
x.a notice executed by Principal for delivery by Seller promptly following the Closing to Benny Patterson, Scott Steward, Sherry Deakins, and Darryl Vaughn notifying each individual that their respective employment agreements/contracts with Seller have been assigned to Buyer effective as of the Closing Date;
xi.a closing or settlement statement (the “Closing Statement”) executed by Seller and Principal; and
xii.copies of Seller’s organizational documents and proper resolution authorizing the Contemplated Transactions along with a recent certificate of existence and good standing from the Tennessee Secretary of State.
b.Buyer Delivery of Documents.  Buyer shall deliver to Seller:
i.the Purchase Price as set forth in Section B.4;
ii.the Bill of Sale executed by Buyer;
iii.the Assignment and Assumption Agreement executed by Buyer
iv.the Assignment of Intellectual Property executed by Buyer;
v.the Book of Business Purchase Agreements executed by Buyer;
vi.the Employment Agreements executed by Buyer;
vii.the Office Lease executed by Buyer;
viii.the Closing Statement executed by Buyer; and

ix.a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.
C.Representations and Warranties of Seller and Principal.  Seller and Principal jointly and severally represent and warrant to Buyer that each of the representations and warranties set forth below are true and correct as of the date hereof, except to the extent that such representation or warranty expressly states that such representation or warranty is made as of an earlier date, as follows:
1.Organization; Good Standing.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under this Agreement and all agreements executed in connection with the Contemplated Transactions.
2.Enforceability; Authority; No Conflict.
a.This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions.  All other documents executed or delivered by Seller will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions.
b.Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other documents delivered at Closing to which it is a party and to perform its obligations under this Agreement and any other documents delivered at Closing.
c.Principal is the only member of Seller and has duly authorized the execution, delivery, and performance of this Agreement.
d.Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
i.Breach any provision of any of the Governing Documents of Seller or any resolution adopted by the members of either party;
ii.Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any statute or regulation or any Order to which Seller or any of the Assets may be subject;
iii.cause Buyer to become subject to, or to become liable for the payment of, any Tax, other than Taxes applicable to Buyer in connection with the operation of the Business after Closing;
iv.Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Assumed Contract; or
v.result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Assets.

e.Except as otherwise set forth in Schedule C.2, neither Seller nor Principal is required to give notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
3.Financial Statements.  Seller has delivered to Buyer the following financial statements, which are attached hereto as Schedule C.3 (collectively, the “Financial Statements”): (a) the internally-prepared, unaudited balance sheet of the Business as of December 31, 2021, and internally prepared, unaudited profit and loss statement of the Business for the fiscal year ended December 31, 2021; and (b) the internally prepared, unaudited balance sheet of the Business as of August 31, 2022 (the “Interim Balance Sheet”), and internally prepared, unaudited profit and loss statement of the Business for the months ended August 31, 2022.  The Financial Statements (a) are correct and complete in all material respects and have been prepared on a consistent basis through the periods involved in accordance with the books and records of the Seller as of the referenced dates presented, (b) to the Seller’s Knowledge, fairly present the financial condition of the Business as of their respective dates in a manner consistent with the Seller’s past practices, and (c) have been prepared based on an accrual method of accounting in accordance with Seller’s past practices.
4.Books and Records.  The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with Seller’s past practices.
5.Sufficiency of Assets.   Except as set forth on Schedule C.5, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the Ordinary Course of Business.
6.Title to Assets; Encumbrances.  Seller shall transfer ownership of the Assets to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances.
7.Accounts Receivable.  All Accounts Receivable that are reflected on the Financial Statements represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements. To the Seller’s Knowledge, subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. To Seller’s Knowledge, there is no contest, claim, defense, or right of setoff, other than possible chargebacks from Carriers in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule C.7 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.
8.No Undisclosed Liabilities.  To Seller’s Knowledge, Seller has no Liabilities of a type required to be reflected on a balance sheet in accordance with Seller’s past practices, except for (i) Liabilities that are reflected or reserved against in the Interim Balance Sheet; and (ii) Liabilities that have been incurred in the Ordinary Course of Business since August 31, 2022.
9.Taxes.  All Taxes that Seller is or was required to withhold, deduct, or collect have, been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where such failure would not reasonably be expected to have a Material Adverse Effect.  Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed with respect to the Business and/or the Assets, except where such failure would not reasonably be expected to have a Material Adverse Effect.  All such Tax Returns and reports filed by Seller were and are, true, correct, and complete in all material respects.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns.  Seller currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Assets.  There are no Encumbrances (other than Permitted Encumbrances) on the Business or any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller and Principal have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance (other than a Permitted Encumbrance).
10.Employee Benefits.  Set forth in Schedule C.10 is a complete and correct list of all pension, profit-sharing, stock bonus, stock option, employment or severance agreements, deferred compensation plans, health, life, accident, or disability plans, and any other agreement, arrangement, commitment or other employee benefit plan (including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the ERISA) (the “Benefit Plans”) maintained with respect to Seller, or with respect to which Seller has, or may in the future have, any liability with respect to any current or former employee of Seller or their beneficiaries. No Benefit Plan is a “multiple employer plan,” within the meaning of ERISA, or a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, and Seller has never made any contributions to or participated in any multiple employee plan or multiemployer plan.
a.With respect to each Benefit Plan, if applicable, Seller will promptly deliver to Buyer upon request true and complete copies of: (i) all plan texts, related trust agreements or annuity contracts (or other funding instruments), and other agreements, arrangements, and commitments set forth in Schedule C.10; (ii) all summary plan descriptions (including summaries of material modifications thereto); (iii) the most recent annual report (Form 5500 series, including all schedules thereto); (iv) the most recent annual audited financial statements and opinion; (v) the most recent actuarial valuation; and (vi) the most recent determination letter received from the IRS.
b.All Benefit Plans are in substantial compliance with ERISA and the Code in all material respects. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances likely to result in the revocation or invalidity of any such favorable determination letter. To Seller’s Knowledge, Seller has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected subject Seller to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
c.To Seller’s Knowledge, no event has occurred, and there exists no condition or set of circumstances in connection with which Seller or any Benefit Plan could be, directly or indirectly, subject to any material liability under ERISA, the Code, or any other law, regulation, or Order. To Seller’s Knowledge, there is no material pending or threatened litigation relating to the Benefit Plans.
d.All contributions required to be made under the terms of any of the Benefit Plans have been timely made, except for where such failure would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or outstanding funding waiver. No security has been required, within the meaning of Section 401(a)(29) of the Code, as a result of the adoption of any Plan amendment resulting in a significant underfunding of such Benefit Plan.
e.No Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of Seller, beyond their retirement or other termination of service, other than (i) coverage mandated by law or (ii) death benefits provided under any Benefit Plan. There are no reserves, assets, surplus, or prepaid premiums under any Benefit Plan which is a “welfare plan” as defined in Section (3)(1) of ERISA. Seller has complied with Section 162(k) of the Code, to the extent applicable.
11.Compliance With Legal Requirements.  Seller is currently and during the past three (3) years has been in compliance in all material respects with all applicable laws, statutes, and regulations, and, to Seller’s Knowledge, no action, suit, Proceeding, hearing, investigation, charge, compliant, claim, demand, or notice has been filed or commenced against Seller alleging the failure to so comply.

12.Governmental Authorizations.  Schedule C.12 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets.  Each Governmental Authorization is valid and in full force and effect in all material respects.  To Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization.  The Governmental Authorizations constitute all of the governmental authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets, except where failure to obtain or hold a Governmental Authorization would not have a Material Adverse Effect..  Seller will use Best Efforts to cooperate as requested to assist Buyer in applying and qualifying for any Governmental Authorizations not transferrable.
13.Legal Proceedings; Orders.  Except as set forth on Schedule C.13, there is no pending or, to the Seller’s Knowledge, threatened Proceeding by or against Seller or the Business that otherwise relates to the Business or any of the Assets, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  There is no Order to which Seller or the Business, or any of the Assets is subject.  To Seller’s Knowledge, no officer, director, partner, agent, or employee of Seller is subject to any Order that prohibits such officer, director, partner, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.
14.Absence of Certain Changes and Events.  Except as set forth in Schedule C.14, since the date of the most recent Interim Balance Sheet, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:
a.amendment to the Governing Documents of Seller;
b.payment or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
c.adoption of, amendment to, or increase in the payments to or benefits under any Benefit Plans;
d.material damage to or destruction or loss of any Asset, whether or not covered by insurance;
e.entry into, termination of, or receipt of notice of termination of any Carrier Contract, license, agency, credit, or similar Contract to which Seller is a party;

f.indication by any Carrier of an intention to discontinue or change the terms of its relationship with Seller;
g.material change in the accounting methods used by Seller; or
h.Contract by Seller to do any of the foregoing.
15.Contracts; No Defaults.  Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions.  Unless disclosed to Buyer on a Schedule attached hereto, each Assumed Contract is assignable by Seller to Buyer without the Consent of any other Person.  Prior to the Closing, to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Assumed Contract, excluding any expiration of the term of any such Assumed Contract.  To Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Assumed Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than Permitted Encumbrances) affecting the Business or any of the Assets.
16.Insurance.  Seller has delivered to Buyer accurate and complete copies of (a) all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is covered, including any errors and omissions coverage or professional liability coverage applicable to the Seller, Principal, or any employee or producer (“collectively, “E&O Coverage”), and (b) all pending applications by Seller for policies of Insurance, a list of which is included in Schedule C.16.
17.Employees.  Schedule C.17 contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan, or any other employee or director benefit plan.
18.Labor Compliance.  During the past three (3) years, to Seller’s Knowledge, Seller has complied with all applicable Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. To Seller’s Knowledge, Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
19.Brokers or Finders.  Seller has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.
20.Solvency.  Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
21.Disclosure.  No representation, warranty, or other statement made by Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

22.No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article C, neither Seller, Principal, nor any person on behalf of Seller or Principal, makes any express or implied representation or warranty in respect of the Business, Seller, the Assets, or any of the Seller’s assets, liabilities, operations, financial condition, prospects, or otherwise.
D.Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that each of the representations and warranties set forth below are true and correct as of the date hereof, except to the extent that such representation or warranty expressly states that such representation or warranty is made as of an earlier date, as follows:
1.Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now conducted.
2.Authority; No Conflict.
a.This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.  Upon the execution and delivery by Buyer of the Bill of Sale and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
b.Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
i.any provision of Buyer’s Governing Documents;
ii.any resolution adopted by the board of directors or the shareholders of Buyer;
iii.any Legal Requirement or Order to which Buyer may be subject; or
iv.any Contract to which Buyer is a party or by which Buyer may be bound.
3.Certain Proceedings. To Buyer’s Knowledge, there is no threatened or pending Proceeding against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
4.Brokers or Finders.  Neither Buyer nor any of its representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
5.Sufficiency of Funds; Solvency.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable Buyer to make payment of the Purchase Price and consummate the Contemplated Transactions.

6.Independent Investigation.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than Buyer’s right to rely  on the representations, warranties, covenants and obligations of Seller and Principal set forth in this Agreement, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Business and the Assets, including Buyer’s own estimate and appraisal of the value of the Business and the Assets, its financial condition, operations and prospects.
E.[RESERVED].
F.[RESERVED].
G.[RESERVED].
H.Additional Covenants.
1.Employees and Benefit Plans.  Effective as of the Closing Date, Seller shall terminate all of the employees of the Business, and Buyer shall offer employment, on an “at will” basis, in substantially the same position with substantially the same wages and benefits, to all of such employees (the “Continuing Employees”), provided that those Continuing Employees who execute an Employment Agreement will be employed by Buyer subject to the terms of their respective Employment Agreement.  Nothing in this Section H.1 will be interpreted to affect the at-will employment status of each Continuing Employee or obligate Buyer to continue the employment of any Continuing Employee for any specified period of time following the Closing.
2.Payment of All Taxes and Fees Resulting from Sale of Assets by Seller.  Seller shall pay in a timely manner all income taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement imposed on Seller, Principal, or any affiliate thereof.  Buyer shall pay for and timely file such applications and documents as shall permit any other Tax (other than income Taxes resulting from or payable in connection with the sale of the Assets, including but not limited to any sales, use, transfer, value added, recording, stamp or similar Taxes, if any) to be assessed and paid in accordance with this Agreement.  Seller shall execute and deliver all instruments and certificates reasonably necessary to enable the Buyer to comply with the foregoing.
3.Payment of Other Retained Liabilities.  In addition to payment of Taxes pursuant to Section H.2, Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities of Seller under this Agreement.
4.Reports and Returns.  Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the sale of the Assets to Buyer.
5.Assistance in Proceedings.  Seller and Principal will use Best Efforts to cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving Seller, Principal, the Business, or the Assets.
6.Noncompetition, Non-solicitation, and Non-disparagement.
a.Noncompetition.  Except as may be related to Principal’s employment with Buyer, for two (2) years following the Closing Date, Seller and Principal agree that they will not, other than with respect to the Permitted Activities (as defined in Section H.6.h below) or without the prior written consent of Buyer, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stock holder, partner, investor, owner or otherwise, engage in or assist others to engage in or have any interest in any general, full service insurance agency business which competes with Buyer in any geographic area in which Seller sold, markets, or has marketed its products as of the Closing (“Competing Business”).  The foregoing shall not restrict (i) the ownership by Seller or Principal of any equity interests in any financial institution such as a bank, a division or subsidiary of which acts as agent with respect to the sale of any insurance products ancillary to the financial institution’s products and services, provided that neither Seller nor Principal is engaged in the operations of such division or subsidiary, (ii) Seller’s or Principal’s ability to engage in other ventures that do not directly compete with or divert business away from Buyer, including but not limited to the Permitted Activities, or (iii) other outside business activities that are disclosed to and approved by Buyer.
b.Non-solicitation.  Except as may be related to Principal’s employment with Buyer or the Permitted Activities, Seller and Principal shall not, directly or indirectly, for a period of two (2) years after the Closing Date:

i.solicit the business of any Person who is a customer of Buyer or who was a customer of Seller at any time within the twelve (12) months prior to the Closing Date to purchase any competing Insurance Product;
ii.cause, induce, or attempt to cause or induce any supplier, licensee, licensor, franchisee, consultant, or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer;
iii.cause, induce, or attempt to cause or induce any supplier, licensee, licensor, franchisee, consultant, or other business relation of Seller on the Closing Date or within the twelve (12) months prior to the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer that is a Competing Business, or in any way interfere with its relationship with Buyer; or
iv.induce or attempt to induce any person who is an employee of the Business as of the Closing or the Buyer to leave the employment of Buyer and engage in any Competing Business.  Notwithstanding the foregoing, this Section H.6.b shall not limit the ability of Seller or Principal to engage with Carolyn Kell and Ed Lambert in any venture or enterprise, so long as neither Seller nor Employee, directly or indirectly, violate any of the provisions of this Section H.6.
c.Non-disparagement. Neither Seller nor Principal will disparage Buyer or any of Buyer’s shareholders, directors, officers, employees, or agents.
d.Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section H.6.a through c is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section H.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section H.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller or Principal.

e.Permitted Activities.  Notwithstanding the foregoing, the activities of Seller or Principal set forth on Schedule H.6.e shall not be deemed to violate the provisions of this Section H.6 (the “Permitted Activities”).
7.Customer and other Business Relationships.  After the Closing, Seller will use commercially reasonable efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with Carriers, clients, lessors, employees, regulatory authorities, licensors, suppliers, and others, and Seller will satisfy the Liabilities retained by Seller in a commercially reasonable manner.
8.Retention of and Access to Records.  After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
9.Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
10.Required Approvals.  Seller, Principal and Buyer shall use commercially reasonable efforts, at Buyer’s expense, to cooperate with Buyer with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller and Principal also shall cooperate with Buyer in obtaining the Carrier Consents, to the extent not obtained as of the Closing Date.
11.Change of Name.  Promptly following the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.
12.E&O Coverage and Tail Insurance.
a.Seller shall renew Seller’s existing E&O Coverage with First Specialty Insurance Corporation (“the E&O Coverage”) at or prior to Closing.
b.Following Closing, Buyer and Seller shall agree upon a date to terminate the E&O Coverage and purchase an extended reporting endorsement for the E&O Coverage (the “E&O Tail Policy”).  The E&O Tail Policy will be for a period of three (3) years unless Buyer and Seller agree otherwise.  The E&O Tail Policy shall not be terminated, cancelled, or permitted to lapse prior to the normal expiration thereof.
c.The total collective premium paid or payable with respect to the E&O Coverage and E&O Tail Policy shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  Buyer acknowledges Seller paid the sum of $46,375.11 prior to Closing to renew the E&O Coverage (the “E&O Premium”) which shall be credited to Seller’s fifty percent (50%) share of such total collective premium. Buyer shall pay the amount of the E&O Premium towards the premium for the E&O Tail Policy at the time it is acquired prior to Seller being obligated to pay any additional sums towards the premium with any remaining sum due being evenly split.  Buyer and Seller each agree to reimburse or pay the other Party, as applicable, the appropriate sum to ensure each Party pays fifty percent (50%) of the total collective premium.
I.Indemnification; Remedies.
1.Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for the periods set forth immediately below.  Except with respect to the Seller Fundamental Representations, Seller and Principal will have no indemnification liability pursuant to Section I.2(a), unless on or before the two year (2) year anniversary of the Closing Date, Buyer notifies Seller in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer.  Seller and Principal are to have no indemnification liability pursuant to Section I.2(a) with respect to the Seller Fundamental Representations unless on or before the three (3) year anniversary of the Closing Date, Buyer notifies the Seller in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer.  Any claim pursuant to Section I.2(b), Section I.2(c), or Section I.2(d) is to survive until, and, in each case, may be made by Buyer until the expiration of the applicable statute of limitations.
2.Indemnification by Seller and Principal. Subject to the conditions and provisions herein set forth, Seller and Principal, jointly and severally, agree to indemnify, defend, and hold harmless Buyer, its officers, directors, shareholders, Subsidiaries, affiliates, and agents (each, a “Buyer Indemnified Party”) from, against, and for any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, or causes of action, encumbrances and reasonable costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) suffered, sustained, incurred, or paid by any Buyer Indemnified Party as a result of or arising from:
a.the untruth, inaccuracy, or Breach of any representation or warranty of Seller or Principal contained in or made pursuant to this Agreement;
b.the Breach of any covenant or agreement of Seller or Principal contained in or made pursuant to this Agreement;
c.in all cases other than the Assumed Liabilities as set forth in Section 3.a hereof, the operation of the Business on or prior to the Closing Date, including the assertion against Buyer or the Assets of any liability or obligation relating to the operations of Seller or any of the Assets on or prior to the Closing Date not expressly assumed by Buyer and all claims and litigation and potential claims and litigation against Buyer with respect to incidents or other matters which occurred on or prior to the Closing Date related to Seller, the Assets, or the Business; or

d.the Excluded Liabilities and Excluded Assets.
3.Indemnification by Buyer.  Subject to the conditions and provisions herein set forth, Buyer agrees to indemnify, defend, and hold harmless Seller, its controlling parties, officers, directors, members, Subsidiaries, affiliates, and agents (each, a “Seller Indemnified Party”) from, against, and for any and all Losses suffered, sustained, incurred, or paid by any Seller Indemnified Party as a result of or arising from:
a.the untruth, inaccuracy, or Breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement;

b.the Breach of any covenant or agreement of Buyer contained in or made pursuant to this Agreement;
c.the operation of the Business on or after the Closing Date; or
d.the Assumed Liabilities.
4.Limitations on Indemnification.  Other than claims of a Buyer Indemnified Party arising from Fraudulent Misrepresentation, the obligation of Seller and Principal to indemnify a Buyer Indemnified Party pursuant to Section I.2 and the obligations of Buyer to indemnify a Seller Indemnified Party pursuant to Section I.3 is subject to the limitations and qualifications set forth in this Section I.4, including the following limitations and qualifications:
a.Seller and Principal shall not be obligated to indemnify or hold any Buyer Indemnified Party harmless from any Losses pursuant to Section I.2 (other than with respect to the Seller Fundamental Representations) and Buyer shall not be obligated to hold any Seller Indemnified Party harmless from any Losses pursuant to Section I.3 unless and until the aggregate Losses for which Seller and Principal or Buyer, as applicable, would, but for the provisions of this Section I.4, be liable exceeds Sixty-Five Thousand Dollars ($65,000) (the “Deductible”) and then the Seller and Principal or Buyer, as applicable, shall only be liable for Losses in excess of the Deductible.
b.The maximum aggregate indemnification Liability of Seller and Principal under Section I.2(a), other than with respect to the Seller Fundamental Representations, is equal to One Million Three Hundred Thousand Dollars ($1,300,000) (the “Cap”).  The maximum aggregate indemnification of Seller and Principal with respect to the Seller Fundamental Representations and indemnification under Section I.2(b), Section I.2(c), or Section 1.2(d) shall be the Purchase Price.
5.Other Limitations and Provisions.
a.Payments by any Indemnifying Party pursuant to this Article I in respect of any Losses are to be limited to the amount of any Losses that remain after deducting any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Person in respect of any such Losses.  The Indemnified Person shall use commercially reasonable efforts to recover under insurance policies and indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
b.Losses shall only include consequential damages to the extent reasonably foreseeable and Losses shall only include punitive or exemplary damages to the extent such damages are awarded pursuant to a Third Party Claim (as defined below).
c.Each Indemnified Person shall take, and cause each affiliate of such Indemnified Person to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that could be reasonably expected to, or does, give rise to Losses.
d.For purposes of determining the indemnification obligations of Seller and Principal under this Article I, all references in this Agreement to the word “material,” “material respects”, “material adverse effect” and “Material Adverse Effect” (and similar materiality qualifications) shall be disregarded for purposes of determining (i) whether there has been a breach or failure of a covenant, agreement, representation, or warranty for which a Buyer Indemnified Party is entitled to indemnification under this Agreement and (ii) the amount of any Loss that is the subject of indemnification hereunder.

6.Indemnification Procedures.
a.Whenever any claim shall arise for indemnification hereunder, each party seeking indemnification (each an “Indemnified Party”) shall send the party or parties indemnifying each Indemnified Party (each an “Indemnifying Party”) a written notice (an “Indemnity Notice”) promptly after such Indemnified Party has actual Knowledge of the facts constituting the basis for such claim. Any Indemnity Notice shall state the amount of indemnification sought and all material facts constituting the basis for such claim. A copy of any documentation or other information in the possession of such Indemnified Party which supports such claim shall be sent with the Indemnity Notice. Failure to send an Indemnity Notice promptly shall not release the Indemnifying Party from liability hereunder, unless such failure has a material adverse effect on the Indemnifying Party’s defense of the claims which are the subject of the Indemnity Notice.  In the event of an Indemnity Notice that is not a Third Party Claim (as defined below), the Indemnifying Party shall have thirty (30) days from the receipt of such Indemnity Notice to dispute the claim and the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstances alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party disputes a claim for indemnification, then the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to the dispute.
b.Any Indemnified Party in respect of any claim, action, suit, or proceeding brought by a third party (a “Third Party Claim”) shall, promptly after receipt of notice of commencement of such claim, action, suit, or proceeding in respect of which claim is to be made against the Indemnifying Party but in any event within thirty (30) days following such receipt, send an Indemnity Notice to the Indemnifying Party together with copies of all papers served on such Indemnified Party in connection with such Third Party Claim.  Upon receipt of such an Indemnity Notice, the Indemnifying Party shall be entitled to participate in such Third Party Claim and to assume the defense thereof within thirty (30) days after receipt of a Third Party Claim by an Indemnifying Party, with counsel satisfactory to such Indemnified Party, provided that the Indemnifying Party acknowledges such Indemnified Party’s right to indemnification in the event such claim or proceeding is successful.
c.The Indemnifying Party shall defend, and shall have the right to settle, claims or suits by third parties that are payable or that are to be indemnified by the Indemnifying Party under this Agreement; provided, however, that no settlement which includes an admission of Liability may be made without the approval of the Indemnified Party.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of claims and suits that the Indemnifying Party defends, and the Indemnifying Party shall reimburse the Indemnified Party for out-of-pocket expenses incurred in cooperating at the Indemnifying Party’s request. The Indemnified Party shall not settle such claims or suits defended by the Indemnifying Party without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld.  The Indemnified Party shall have the right to approve defense counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld, and the right fully to participate in the defense of such claims and suits at the Indemnifying Party’s sole cost and expense.  An Indemnified Party shall have the right to defend and settle claims or suits without prejudice to any of its rights against the Indemnifying Party under this Agreement if the Indemnifying Party declines or is unable to undertake the defense of a claim or suit within a reasonable time after the Indemnifying Party’s receipt of notice thereof.
d.With respect to any claim subject to indemnification under this Article I, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party: (i) will use its commercially reasonable efforts, in respect of any claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) agrees that all communications between any party hereto and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
7.Payment.  After (a) any final non-appealable decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or (b) a settlement shall have been consummated with respect to a Third-Party Claim or a or claim hereunder, the Indemnified Person shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party in accordance with this Article I.  Any sums due and owing by Seller and Principal to any Buyer Indemnified Person in accordance with this Article I shall be paid in immediately available funds within ten (10) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section I.7.  In the event any sums are due and owing by Buyer to any Seller Indemnified Person in accordance with this Article I, Buyer shall pay such sums by wire transfer of immediately available funds to Seller within ten (10) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section I.7.  Buyer may withhold payment of all or a portion of a Deferred Payment, or any other amounts owed Seller or Principal, until any claim of Buyer for indemnification by Seller pursuant to Section I.2 is finally adjudicated or settled in the manner described in this Section I.7.
8.Exclusive Remedies.  The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraudulent Misrepresentation) for any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article I.  In furtherance of the foregoing, except with respect to claims arising from Fraudulent Misrepresentation, each party hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action for any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement that such party has against the other parties arising under or based upon any applicable Legal Requirement, except the indemnification provisions set forth in this Article I.  Nothing in this Article I is intended to limit any party’s right to seek and obtain any equitable relief to which any party is entitled pursuant to Section H.6 or to seek any remedy on account of Fraudulent Misrepresentation.  In addition, nothing in this Section I.8 shall prohibit any Indemnified Party from seeking and obtaining any relief in equity (i.e., injunctive relief or specific performance) to enforce this Article I should an Indemnifying Party fail to meet, comply with, or perform its indemnity obligations required by this Article I, and in any such case the Indemnified Party may also pursue recovery of all reasonable costs and expenses (including reasonable attorneys’ fees) suffered, sustained, incurred, or paid by any Indemnified Party in connection with pursuing any such relief in equity.
9.Right of Setoff.  Buyer may set off any amount which it is owed pursuant to the terms of this Article I against any payments due to Seller hereunder (including the Deferred Payments). Any such offsets shall be deducted from such payments in the order in which they become due until the amount of the offset is exhausted. The foregoing right of offset shall be in addition to all other rights and remedies that Buyer may have under this Agreement.
J.Confidentiality.
1.Restricted Use of Confidential Information.  Seller and Buyer agree that from and after the Effective Date and thereafter any information about the business and affairs of the other party (the “Confidential Information”) that is disclosed by such other party (a) shall be kept confidential; (b) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (c) without limiting the foregoing, shall not be disclosed to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written Consent of the party disclosing such information.  These restrictions on use shall not apply to any information that (a) was, is, or becomes generally available to the public other than as a result of a Breach of this Agreement; (b) was or is developed independently; or (c) was, is, or becomes available on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure.
K.General Provisions.
1.Expenses.   Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its representatives.
2.Notices.  All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; (c) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day; or (d) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers addresses and marked to the attention of the Person designated below (or to such other address or, facsimile number or Person as a party may designate by notice to the other parties):

Seller:

Sunbelt Group, LLC

737 Black Creek Drive

Chattanooga, TN 37419

Attn: A. Mark Slater, Jr.

ammslater@gmail.com

with a copy to:

Miller & Martin, PLLC

Suite 1200 Volunteer Building

832 Georgia Avenue

Chattanooga, TN 37402

Attn: John David Spiller, Jr.

E-mail: David.Spiller@millermartin.com

Buyer:

Rains Agency Inc.

c/o SmartBank

5401 Kingston Pike, Suite 600

Knoxville, TN 37919

Attn: Billy Carroll

E-mail: Billy.Carroll@smartbank.com

with a copy to:

Mark K. Williams, Esq.

Young, Williams & Ward, PC

300 Montvue Road

Knoxville, TN 37919

E-mail: mark@ywlawfirm.com

3.Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought either in the courts of the State of Tennessee, County of Knox, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained-for agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section K.3 may be served on any party anywhere in the world.
4.THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
5.Enforcement of Agreement.  Seller acknowledges and agrees that Buyer may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller may not be able to be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
6.Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
7.Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, the Exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
8.Assignments, Successors, and No Third-Party Rights.  None of the parties are permitted to assign any of such party’s rights or delegate any of such party’s obligations under this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed).  No assignment or delegation is to relieve any party of any of such party’s obligations under this Agreement.  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section K.8.
9.Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
10.Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.
11.Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.Governing Law.   This Agreement will be governed by and construed under the laws of the State of Tennessee without giving effect to any choice of law provisions that may direct the application of the laws of another jurisdiction.
13.Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
14.Controlling Priority of Sale Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition, or provision of any other transaction document referred to herein, this Agreement shall govern and control.
L.Usage.
1.Interpretation.  In this Agreement, unless a clear contrary intention appears:
a.the singular number includes the plural number and vice versa;

b.reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
c.reference to any gender includes each other gender;
d.reference to any agreement, document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
e.reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect as of the Closing, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;
f.“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;
g.“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
h.“or” is used in the inclusive sense of “and/or”;
i.with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
j.references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto; and
k.The Schedules attached to this Agreement are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute additional representations and warranties of Seller except as and to the extent provided in this Agreement.  The disclosure of information in any of the Schedules is to be deemed to be a disclosure in each other Schedule to the extent reasonably apparent from the face of such disclosure or as identified by a specific cross-reference to such disclosure in such other Schedule.  Matters set forth in the Schedules may not necessarily be limited to matters strictly required by this Agreement.  To the extent that any such additional matters are included, they are included for informational purposes only.  No disclosure in the Schedules relating to any possible breach or violation of any Contract or Legal Requirement is to be construed as an admission or indication to any third party that any such breach or violation exists or has occurred.
2.Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.  In the event of a dispute or controversy between Buyer, Seller and Principal relating to the interpretation of this Agreement or the Contemplated Transactions, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party.

3.Privileged Communications.  Notwithstanding anything to the contrary in this Agreement, at and after the Closing, the parties agree that:
a.All communications between and among Miller & Martin, PLLC (“M&M”), on the one hand, and Seller and Principal (including its managers, members, officers and other representatives), on the other hand, that are covered by attorney-client privilege and/or that are related to M&M’s representation of Seller and Principal in connection with the negotiation of this Agreement and the Contemplated Transactions (the “M&M Privileged Communications”), the attorney-client privilege in respect to such M&M Privileged Communications shall continue after the Closing to be privileged and/or confidential communication with M&M, and neither Buyer nor its affiliates shall seek to obtain the same on the grounds that the privilege or confidentiality attaching to such M&M Privileged Communications belongs to Buyer; and
b.All communications between and among Young, Williams & Ward, PC (“YWW”), on the one hand, and Buyer (including its managers, members, officers and other representatives), on the other hand, that are covered by attorney-client privilege and/or that are related to YWW’s representation of Buyer in connection with the negotiation of this Agreement and the Contemplated Transactions (the “YWW Privileged Communications”), the attorney-client privilege in respect to such YWW Privileged Communications shall continue after the Closing to be privileged and/or confidential communication with YWW, and neither Seller, Principal nor their affiliates shall seek to obtain the same on the grounds that the privilege or confidentiality attaching to such YWW Privileged Communications belongs to Seller or Principal.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BUYER:SELLER:

Rains Agency Inc.Sunbelt Group LLC

By:/s/ William Y. Carroll, Jr. By:/s/ A. Mark Slater, Jr.

Name:William Y. Carroll, Jr.  Name:A. Mark Slater, Jr.

Its:Chairman of the Board  Its:Member

PRINCIPAL:

/s/ A. Mark Slater, Jr.

A. Mark Slater, Jr.

LIST OF EXHIBITS AND SCHEDULES

Exhibit B.8.a.i – Bill of Sale

Exhibit B.8.a.ii – Assignment and Assumption Agreement

Exhibit B.8.a.iii – Assignment of Intellectual Property

Exhibit B.8.a.vi – Employment Agreement

Exhibit B.8.a.vii – Office Lease

Exhibit B.8.a.ix – Third-Party Consents, Waivers

Schedule B.1.a – Tangible Personal Property

Schedule B.1.b. – Accounts of Seller Included as an Asset

Schedule B.1.c – Assumed Contracts

Schedule B.1.g – Client Information

Schedule B.1.k – Intellectual Property Assets

Schedule B.2 – Excluded Assets as Designated by Seller

Schedule B.3 – Assumed Liabilities

Schedule B.4 – Closing Date Indebtedness

Schedule B.5 – Purchase Price Allocation

Schedule B.7 – Excess Cash Calculation

Schedule C.2 – Third-Party Notice, Consents, and Waivers to be Obtained by Seller

Schedule C.3 – Financial Statements

Schedule C.5 – Excluded Assets Necessary to Operate the Business

Schedule C.7 – Accounts Receivable

Schedule C.10 – Employee Benefit Plans

Schedule C.12 – Governmental Authorizations

Schedule C.13 – Pending or Threatened Proceedings

Schedule C.14 – Changes Outside Ordinary Course of Business

Schedule C.16 – Insurance Policies

Schedule C.17 – Employee Information

Schedule H.6.e – Activities of Seller and Principal Excluded from Noncompete Provisions

Exhibit B.8.a.i

Bill of Sale

See attached.

Exhibit B.8.a.ii

Assignment and Assumption Agreement

See attached.

Exhibit B.8.a.iii

Assignment of Intellectual Property

See attached.

Exhibit B.8.a.vi

Employment Agreement

See attached.

Exhibit B.8.a.vii

Office Lease

See attached.

Exhibit B.8.a.ix

Required Consents

None.